EX-28.d.4.b

BLACKROCK VARIABLE SERIES FUNDS RULE 12d1-4

FUND OF FUNDS INVESTMENT AGREEMENT

THIS FUND OF FUNDS INVESTMENT AGREEMENT (the “Agreement”), dated as of January 19, 2022 (the “Effective Date”), is made by and among Nationwide Variable Insurance Trust (the “Acquiring Trust”), on behalf of the NVIT BlackRock Managed Global Allocation Fund, a series thereof (the “Acquiring Fund”); BlackRock Variable Series Funds, Inc. (the “Acquired Trust”), on behalf of the BlackRock Global Allocation V.I. Fund, a series thereof (the “Acquired Fund”); and BlackRock Advisors, LLC, the investment adviser to the Acquired Fund (“BlackRock”).

WHEREAS, each of the Acquiring Trust and Acquired Trust is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Acquiring Fund is not sold directly to the public, but is offered only as an underlying investment option through certain variable annuity contracts and/or variable life policies (the “Contracts”) pursuant to a “Mixed and Shared Funding Order” (the “NVIT Mixed and Shared Funding Order”)(Rel. No. 24619, August 23, 2000); and

WHEREAS, the Acquired Fund has received a “Mixed and Shared Funding Order” (the “BlackRock Mixed and Shared Funding Order”)(Rel. No. 21389, October 3, 1995) from the SEC granting relief from certain provisions of the Act and the rules thereunder to the extent necessary to permit shares of the Acquired Fund to be sold to variable annuity and life insurance separate accounts of unaffiliated insurance companies; and

WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies, and Section 12(d)(1)(B) limits the extent to which a registered investment company, its principal underwriter or registered brokers or dealers may knowingly sell shares of such registered investment company to other investment companies;

WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits registered investment companies, such as the Acquiring Fund, to invest in shares of other registered investment companies, such as the Acquired Fund, in excess of the limits of Section 12(d)(1) of the 1940 Act subject to compliance with the conditions of the Rule; and

WHEREAS, the Acquiring Fund may, from time to time, invest in shares of the Acquired Fund in excess of the limitations of Section 12(d)(1)(A) in reliance on the Rule;

NOW THEREFORE, in accordance with the Rule, the Acquiring Fund and the Acquired Fund desire to set forth the following terms pursuant to which the Acquiring Fund may invest in the Acquired Fund in reliance on the Rule and certain additional terms of investment as provided below.

1.	Terms of Investment.

a.

In order to help reasonably address the risk of undue influence on the Acquired Fund by the Acquiring Fund, and to assist the Acquired Fund’s investment adviser with making the required findings under the Rule, the Acquiring Fund and the Acquired Fund agree as follows:

i.

In-kind redemptions. The Acquiring Fund acknowledges and agrees that, if and to the extent consistent with the Acquired Fund’s registration statement, as amended from time to time, the Acquired Fund may honor any redemption request partially or wholly in-kind in the sole discretion of the Acquired Fund (which discretion of the Acquired Fund shall include the selection of portfolio securities to distribute in-kind), even where such Acquired Fund does not ordinarily satisfy redemption requests in-kind.

ii.	Timing/advance notice of redemptions.

1.

Whenever practicable and consistent with the Acquiring Fund’s best interests, the Acquiring Fund will use reasonable efforts to provide advance notification of at least three (3) business days prior to placing any order to redeem shares of the Acquired Fund the value of which, in the aggregate, exceeds 3% of the Acquired Fund’s outstanding voting shares.

2.

The Acquired Fund acknowledges and agrees that any notification provided pursuant to the foregoing is not a commitment to redeem and constitutes an estimate that may differ materially from the amount, timing and manner in which a redemption request is submitted, if any.

iii.

Scale of investment. Upon a reasonable request by the Acquired Fund, the Acquiring Fund will provide summary information regarding the anticipated timeline of its investment in the Acquired Fund and the scale of its contemplated investments in the Acquired Fund.

b.

In order to assist the Acquiring Fund’s investment adviser with evaluating the complexity of the structure and fees and expenses associated with an investment in the Acquired Fund, the Acquired Fund shall provide the Acquiring Fund with information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund with reference to the Rule. Such fee and expense information shall be limited to that which is made publicly available by the Acquired Fund.

c.

To the extent not otherwise addressed specifically herein, aggregate orders for purchases and redemption of shares of the Acquired Fund shall be governed by the terms and conditions set forth in the Operational Service Agreement, dated July 1, 2015, by and between Nationwide Fund Management LLC and BlackRock Investments, LLC, and which relates to investment by the Acquiring Fund in shares of the Acquired Fund.

2.	Representations of the Acquired Fund.

a.

In connection with any investment by the Acquiring Fund in the Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquired Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to the Acquired Fund; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquiring Fund if such Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

b.

The Acquired Fund agrees to provide the Acquiring Fund at least once each month (or more frequently as the parties hereto may agree), upon the Acquired Fund’s request, information regarding the total number of outstanding shares issued by the Acquired Fund.

3.	Representations of the Acquiring Fund.

a.

In connection with any investment by the Acquiring Fund in the Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquiring Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to the Acquiring Fund; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquired Fund if such Acquiring Fund fails to comply with the Rule with respect to its investment in such Acquired Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

b.	The Acquiring Fund shall promptly notify the Acquired Fund:

i.	of any purchase or acquisition of shares in an Acquired Fund that causes such Acquiring Fund to hold 3% or more of such Acquired Fund’s total outstanding voting securities;

ii.	of any purchase or acquisition of shares in an Acquired Fund that causes such Acquiring Fund to hold 5% or more of such Acquired Fund’s total outstanding voting securities;

iii.	where an Acquiring Fund and its Advisory Group (as defined in the Rule), individually or in the aggregate, hold more than 25% of such Acquired Fund’s total outstanding voting securities; and

iv.	if at any time an Acquiring Fund no longer holds voting securities of an Acquired Fund in excess of an amount noted in (i), (ii), or (iii) above.

c.

Notwithstanding anything herein to the contrary, to the extent that the Acquiring Fund has an “affiliated person” (as defined under the 1940 Act) that is: (i) a broker-dealer, (ii) a broker-dealer or bank that borrows as part of a securities lending program, or (iii) a futures commission merchant or a swap dealer, the Acquiring Fund will: (a) not make an investment in the Acquired Fund that causes such Acquiring Fund to hold 5% or more of the Acquired Fund’s total outstanding voting securities without prior approval from the Acquired Fund, and (b) notify the Acquired Fund if any investment by the Acquiring Fund that complied with (a) at the time of purchase no longer complies.

d.	The requirements set forth in Section 3(b) above shall not apply where the Acquiring Fund’s full portfolio is sub-advised by any affiliate of BlackRock, Inc.

e.

The Acquiring Fund shall provide the Acquired Fund with information regarding the amount of such Acquiring Fund’s investments in the Acquired Fund, and information regarding affiliates of the Acquiring Fund, upon the Acquired Fund’s reasonable request.

4.	Mixed and Shared Funding.

a.	The Acquiring Fund represents that:

i.

to the best of its knowledge and except as otherwise permitted by Section 1.817-5(f)(3) of the Treasury Regulations, all the beneficial interests in the Acquiring Fund are held by one or more segregated asset accounts of one or more “life insurance companies” within the meaning of Section 816(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and that public access to the Acquiring Fund is available exclusively through the purchase of the Contracts, which are treated as variable life insurance or variable annuity contracts under the Code; and

ii.

the Acquiring Fund has or shall elect and qualify to be taxed as a “regulated investment company” under Subchapter M of the Code, and that it will take all reasonable steps to maintain such qualification. The Acquiring Fund shall notify the Acquired Fund promptly upon having a reasonable basis for believing that the Acquiring Fund is out of compliance with Subchapter M or not all beneficial interests in the Acquiring Fund are held by one or more segregated accounts of one or more such life insurance companies and other investors permitted by Section 1.817-5(f)(3) of the Treasury Regulations. In addition, the Acquiring Fund will not rely on the “look through” provisions of Section 817(h)(4) of the Code and Section 1.817-5(f) of the Treasury Regulations with respect to any investment by the Acquiring Fund in an investment company the shares of which are offered to the general public pursuant to its prospectus and registration statement.

b.	The Acquired Fund represents that it has or shall elect and qualify to be taxed as a “regulated investment company” under Subchapter M of the Code, and that it will take all reasonable steps to maintain such qualification. The Acquired Fund further represents that to the best of its knowledge and except as otherwise permitted by Section 1.817-5(f)(3) of the Treasury Regulations, all of the beneficial interests in the Acquired Fund are held by one or more segregated asset accounts of one or more “life insurance companies” within the meaning of Section 816(a) of the Code and that public access to the Acquired Fund is available exclusively through the purchase of the Contracts, which are treated as variable life insurance or variable annuity contracts under the Code. The Acquired Fund shall notify the Acquiring Fund promptly upon having a reasonable basis for believing that (i) the Acquired Fund is out of compliance with Subchapter M or (ii) not all beneficial interests in the Acquired Fund are held by one or more segregated accounts of one or more such life insurance companies and other investors permitted by Section 1.817-5(f)(3) of the Treasury Regulations.

c.

To the extent required by applicable provisions of the federal securities laws and/or any exemptive orders granted by the SEC to the Acquired Fund, including the BlackRock Mixed and Shared Funding Order, the Board of Directors of the Acquired Fund (“Acquired Fund Board”) will monitor the Acquired Fund for the existence of any material irreconcilable conflict between the interests of the Acquired Fund and those of the Acquiring Fund and Contract holders of all Registered Separate Accounts and Unregistered Separate Accounts (as defined in the BlackRock Mixed and Shared Funding Order) investing in the Acquired Fund. A material irreconcilable conflict may arise for a variety of reasons, including: (a) an action by any state insurance regulatory authority; (b) a change in applicable insurance (including federal, state, or other jurisdiction), tax, or securities laws or regulations, a public ruling, private letter ruling, no-action or interpretive letter, or any similar action by insurance, tax, or securities regulatory authorities; (c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of the Acquired Fund are being managed; (e) a difference in voting instructions given by variable annuity contract and variable life insurance contract holders; or (f) a decision by an insurance company to disregard the voting instructions of Contract holders. The Acquired Fund Board shall promptly inform the Acquiring Fund if the Acquired Fund Board determines that a material irreconcilable conflict exists and the implications thereof.

d.

The Acquiring Fund (or its investment adviser) will report any potential or existing conflicts in the Acquired Fund of which the Acquiring Fund is aware to the Acquired Fund Board and, on an annual basis or as requested by the Acquired Fund from time to time, shall provide the Acquired Fund with written notification, on the Acquired Fund’s form, that the Acquiring Fund is not aware of any conflict, if such is the case. The Acquiring Fund will assist the Acquired Fund Board in carrying out its responsibilities under any applicable provisions of the federal securities laws and/or the BlackRock Mixed and Shared Funding Order, by providing the Acquired Fund Board with all information reasonably necessary for the Directors to consider any issues raised.

e.

If it is determined by a majority of the Directors of the Acquired Fund Board, or a majority of the Acquired Fund Independent Directors, that a material irreconcilable conflict exists, the Acquiring Fund shall at the request of the Acquired Fund Board, redeem the Shares of the Acquired Fund held by the Acquiring Fund.

f.

The Acquired Fund reserves the right to temporarily suspend sales if the Acquired Fund Board, acting in good faith and in light of its fiduciary duties under federal and any applicable state laws, deems it appropriate and in the best interests of shareholders or in response to the order of an appropriate regulatory authority. Further, the Acquired Fund Board may refuse to sell shares of the Acquired Fund to any person, or suspend or terminate the offering of shares of the Acquired Fund if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the applicable board of directors, acting in good faith and in light of its fiduciary duties under federal and any applicable state law, necessary in the best interests of the shareholders of the Acquired Fund, and as consistent with its anti market-timing and late-trading policies and procedures.

g.

The Acquiring Fund has policies and procedures in place to detect and discourage short-term or disruptive trading practices, which may include (but is not limited to) monitoring Contract holder trading activity. The Acquiring Fund reserves the right to refuse, to impose limitations on, or to limit any transaction request if the request would tend to disrupt Contract administration or is not in the best interest of the Contract holders or a separate account or any subaccount thereof.

5.	Indemnification.

a.

The Acquiring Fund agrees to hold harmless and indemnify the Acquired Fund and BlackRock (collectively, the “Acquired Fund Parties”), including any of their respective principals, directors or trustees, officers, employees and agents, against and from any and all losses, expenses or liabilities incurred by or claims or actions (“Claims”) asserted against the Acquired Fund Parties, including any of their respective principals, directors or trustees, officers, employees and agents, to the extent such Claims result from a violation or alleged violation by such Acquiring Fund of any provision of this Agreement, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims; provided that the Acquiring Fund shall not be liable for indemnifying the Acquired Fund Parties for any Claims resulting from violations that occur directly as a result of incomplete or inaccurate information provided by either the Acquired Fund or BlackRock to such Acquiring Fund pursuant to terms and conditions of this Agreement.

b.

The Acquired Fund and BlackRock each agree to hold harmless and indemnify the Acquiring Fund, including any of its principals, directors or trustees, officers, employees and agents, against and from any and all losses, expenses or liabilities incurred by or Claims asserted against the Acquiring Fund, including any of its principals, directors or trustees, officers, employees and agents, to the extent such Claims result from a violation or alleged violation by either of the Acquired Fund Parties of any provision of this Agreement, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims; provided that neither the Acquired Fund nor BlackRock shall be liable for indemnifying the Acquiring Fund for any Claims resulting from violations that occur directly as a result of incomplete or inaccurate information provided by the Acquiring Fund to the Acquired Fund and/or BlackRock pursuant to terms and conditions of this Agreement.

c.

Any liability pursuant to the forgoing provisions shall be several and not joint. In any action involving the parties under this Agreement, the parties agree to look solely to the individual party that is involved in the matter in controversy and not to any other.

6.	Use of Name and Materials.

a.

It is understood that the name “BlackRock Variable Series Funds, Inc.,” “BlackRock Advisors, LLC,” “BlackRock,” or any derivative thereof or logos associated with those names are the valuable property of the Acquired Fund and/or BlackRock and their respective affiliates. The Acquired Fund and BlackRock hereby consent to the Acquiring Fund’s use of the name of the Acquired Fund in the Acquiring Fund’s name, the Acquired Fund, BlackRock and its affiliates in disclosure documents and, to the extent required, necessary, or advisable, in shareholder communications. No party hereto, or any of their affiliates, shall use the name or any trade name, trademark, trade device, service mark, or symbol, or any abbreviation, contraction, derivatives or simulation thereof, of any other party hereto, or any of their affiliates, for any purpose, including in its marketing materials, unless it first receives prior written approval of the relevant party(ies). Upon termination of this Agreement or withdrawal of any such approval, the parties shall immediately forthwith cease to use the name or any trade name, trademark, trade device, service mark, or symbol, or any abbreviation, contraction, or simulation thereof, of any other party except to the extent that continued use is required by applicable laws, rules, and regulations.

b.

The Acquiring Fund and its affiliates shall make no representations concerning the Acquired Fund’s shares except those contained in the then-current registration statement, prospectus, or statement of additional information of the Acquired Fund, in such printed information subsequently issued on behalf of the Acquired Fund, or in materials approved by BlackRock or its affiliates.

c.

The Acquired Fund, BlackRock and their affiliates shall make no representations concerning the Acquiring Fund’s shares or the Contracts except those contained in the then-current registration statement, prospectus, or statement of additional information of the Acquiring Fund or any Contract, in such printed information subsequently issued on behalf of the Acquiring Fund or the issuer of a Contract as supplemental to the Acquiring Fund’s or Contract’s prospectus, or in materials approved by the Acquiring Fund, the issuer of a Contract, or their respective affiliates.

d.

The Acquired Fund will provide to the Acquiring Fund at least one copy of all registration statements, prospectuses, proxy statements, solicitations for voting instructions, and all amendments to any of the above, that relate to the Acquired Fund or its shares in final form as filed with the SEC.

e.

The Acquiring Fund will provide to the Acquired Fund at least one complete copy of all Acquiring Fund materials describing the Acquired Fund. In the event any such documents are required to be filed with any regulatory body, the Acquiring Fund shall provide such materials in final form as filed with such regulatory authority.

7.	Notices.

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail, facsimile, or electronic mail to the address for each party specified below. Either party may notify the other in writing of any changes to these notice provisions.

If to the Acquiring Fund: Nationwide Variable Insurance Trust One Nationwide Plaza Mail Code 5-02-210 Columbus, OH 43215 Email: nfglegal@nationwide.com

If to the Acquired Fund:

BlackRock Mutual Funds and Active ETFs:

Email: GroupOfficeofRegisteredFunds@blackrock.com

BlackRock Advisors, LLC:

40 East 52nd Street

New York, NY 10022

Attention: General Counsel – Mutual Funds

8.	Governing Law; Counterparts.

a.	This Agreement will be governed by Delaware law without regard to choice of law principles.

b.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. An electronic copy of a signature received in Portable Document Format (PDF) or a copy of a signature received via a fax machine shall be deemed to be of the same force and effect as an original signature on an original executed document.

9.	Term and Termination; Assignment; Amendment.

a.

This Agreement shall be effective for the duration of the Acquired Fund’s and the Acquiring Fund’s reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time. While the terms of the Agreement shall only be applicable to investments in Funds made in reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time, the Agreement shall continue in effect until terminated pursuant to Section 9(b) hereof.

b.

This Agreement shall continue until terminated in writing by either party upon 30 days’ notice to the other party. Upon termination of this Agreement, the Acquiring Fund may not purchase additional shares of the Acquired Fund beyond the Section 12(d)(1)(A) limits in reliance on the Rule.

c.	This Agreement may not be assigned by either party without the prior written consent of the other.

d.	Other than as set forth in Section 7 above, this Agreement may be amended only by a writing that is signed by each affected party.

10.	Cooperation.

The parties to this Agreement each agree to cooperate in a reasonable manner with each other (i) in the event that any of them should become involved in a legal, administrative, judicial, or regulatory action, claim, or suit as a result of performing its obligations under this Agreement, and (ii) for general tax reporting purposes, including, but not limited to, the provision of information that would permit the Acquired Fund on behalf of the Portfolios to determine the availability of an exemption from the excise tax imposed under Section 4982 of the Code pursuant to the provisions of subsection (f) of such section.

11.	Termination of Prior Agreements.

The execution of this Agreement shall be deemed to constitute the termination as of the Effective Date of the Fund of Funds Participation Agreement, dated July 1, 2015, among the Acquiring Fund, Nationwide Fund Advisors, the Acquired Fund and BlackRock Advisors, LLC.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Nationwide Variable Insurance Trust, on behalf of the NVIT BlackRock Managed Global Allocation Fund

By:	/s/ Christopher C. Graham
Name:	Christopher C. Graham
Title:	Senior Vice President – Chief Investment Officer

BlackRock Variable Series Funds, Inc., on behalf of the BlackRock Global Allocation V.I. Fund

By:	/s/ Jennifer McGovern
Name:	Jennifer McGovern
Title:	Vice President

BlackRock Advisors, LLC

By:	/s/ Melissa Buccilli
Name:	Melissa Buccilli
Title:	Director